Exhibit 10.25

TRANSITION AGREEMENT, WAIVER & RELEASE
(AN AMENDMENT TO THE EMPLOYMENT AGREEMENT)

In consideration for the mutual promises in this Transition Agreement, Waiver and Release (“Agreement”), Fidelity National Information Services, Inc., on behalf of itself and each of its affiliates (“Company”), and Michael P. Oates (“Employee”) agree as follows. This Agreement is intended to amend the Employment Agreement between the parties dated October 1, 2009, as amended on February 8, 2012, January 29, 2013 and February 23, 2016 (as amended, the “Employment Agreement”). To the extent there is a conflict between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement shall control. Any term of the Employment Agreement not addressed herein shall remain in effect.
1.    Term. On February 1, 2018 (the “Transition Date”), the Employee will cease to serve as Chief Administrative Officer and Corporate Secretary of the Company, but will retain the role of Executive Vice President until the later of May 1, 2018 or a date mutually agreed upon by the Chief Executive Officer (“CEO”) and the Employee (such date to be the “Termination Date”). On the Termination Date, the Employee’s employment with the Company will terminate without further action of the parties. Between the Transition Date and the Termination Date, Employee will work to transition the duties of the Corporate Secretary to the person designated by the CEO. Employee hereby waives, and the Company also hereby waives on behalf of itself and its affiliates, any notice of termination requirement set forth in the Employment Agreement.
2.    Compensation. From the Transition Date through the Termination Date, the Company shall continue Employee’s base salary ($650,000) and annual bonus opportunity (135%) at the levels in place as of the execution of this Agreement. Employee will not, however, be eligible for an annual equity grant in 2018.
3.    Nature of Termination. The Company and the Employee agree that the material diminution in Employee’s managerial authority, duties and responsibilities associated with eliminating the duties and responsibilities of the Chief Administrative Officer constitutes Good Reason for termination of the Employment Agreement by the Employee under Section 8(f) of the Employment Agreement. As such, the parties acknowledge that the Employee is entitled to all payments and benefits listed uner Section 9(a) of the Employment Agreement. At the request of the Company, the Employee agrees to defer payment of the amounts due until on or after the Termination Dates, as describe below.
4.    Severance Amount. Per the Employment Agreement and as consideration for Employee entering into this Agreement, Company will pay Employee the following amounts which, together, shall be considered the “Severance Amount.” Employee agrees that the Severance Amount satisfies all of the Company’s obligations to him under the Employment Agreement. The following payments shall be subject to applicable tax related payroll deductions and to Section 23 below:

a)	Within five (5) business days after the Date of Termination, the Company shall pay the Employee all Accrued Obligations, as defined in Section 9(a) of the Employment Agreement;

b)	On or before March 15, 2019, the Company shall pay Employee a pro-rated annual bonus for 2018, calculated in the manner provided in Section 9(a) of the Employment Agreement;

c)
Within thirty (30) days after the Date of Termination, the Company shall pay the Employee a gross lump sum amount of $3,985,150, which is equal to 200% of the sum of (i) Employee’s current base salary ($650,000) and (ii) Employee’s highest bonus in the previous three years ($1,342,575 for the 2017 bonus);

d)
Within thirty (30) days after the Termination Date, Company shall pay Employee a lump sum cash payment equal to thirty-six monthly life insurance premiums based on the monthly premiums that would be due assuming that Employee converted the Company's group life insurance coverage that was in effect on the Date of Termination into an individual policy;

e)
Within thirty (30) days after the Termination Date, Company shall pay Employee a lump sum cash payment equal to thirty-six monthly medical and dental COBRA premiums based on the level of coverage in effect for Employee (i.e., family coverage) on the Date of Termination;

f)
As long as Employee pays the full monthly premiums for COBRA coverage, Company shall provide Employee and, as applicable, Employee's eligible dependents, with continued medical and dental coverage, on the same basis as provided to Company's active executives until the earlier of: (i) eighteen monthsafter the Date of Termination; or (ii) the date Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer; and,

g)
All stock options, restricted stock and other equity-based incentive awards granted by Company that are outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be on the Date of Termination and Employee’s termination shall be treated as a retirement for purposes of the Omnibus Incentive Plan and applicable Grant Agreements.

5.    The Employee affirms that payment of the Severance Amount, as detailed above, will satisfy all compensation, wages, bonuses and/or benefits to which Employee is entitled by virtue of his Employment Agreement or otherwise.
6.    In consideration for the benefits provided herein, the Employee agrees that the non-competition and non-solicitation obligations set forth in Section 12 of the Employment Agreement will be amended as set forth below:

a)	Section 12(a) will remain in effect through the Termination Date.

b)	Section 12(b) will take effect on the Termination Date and shall be amended as follows:
“(b) After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of Company and its affiliates as a result of employment. The parties further acknowledge that the scope of business in which Company and its affiliates are engaged as of the Effective Date is international and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after the Employment Term would severely injure Company and its affiliates.
In this paragraph 12(b),

(i)	"Competitive Business" shall mean any firm or business that directly competes with the Company or its affiliates in their principal products and markets;

(ii)
"Restricted Territory" shall mean any country in which Company or its affiliates conducted business in the twelve months prior to the Termination Date in relation to which Employee had material responsibilities (including but not limited to managerial responsibilities);

(iii)	"Customer" shall mean any business or person for which Company or its affiliates provided products or services during the two (2) year period prior to the Termination Date; and

(iv)	"Prospective Customer" shall mean any business or person from which Company or its affiliates actively solicited business within the twelve (12) month period prior to the Termination Date.
For a period of one (1) year after the Termination Date, Employee agrees that, in the Restricted Territory, Employee will not, directly or indirectly; (i) become an employee, consultant, advisor, principal, partner or substantial shareholder of any Competitive Business; (ii) become an employee, consultant, advisor, principal, partner or substantial shareholder of any Customer or Prospective Customer; or (iii) solicit or accept any business that directly competes with Company or its affiliates in their principal products and markets from any Customer or Prospective Customer. In addition, for a period of one (1) year after the Termination Date, Employee agrees not to, directly or indirectly, on behalf of himself or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who, as of the Termination Date, was an employee of Company or any affiliate.
Employee expressly acknowledges and agrees with the reasonableness of the post-employment restrictions set forth in Paragraphs 11 and 12 and acknowledges and agrees not to contest their enforcement in a court of competent jurisdiction on such grounds. Employee agrees that Company's remedy at law for a breach of Paragraphs 11 or 12 would be inadequate and that for a breach of these covenants Company will, in addition to other remedies provided for in this Agreement or by law, be entitled to an injunction, restraining order or other equitable relief prohibiting Employee from committing or continuing to commit any such breach.
If a court of competent jurisdiction determines that any of the restrictions in this Paragraph 12 are overbroad. Employee agrees to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law."

c)	Paragraph 12(c) shall be deleted.
7.    The “Effective Date” of this Agreement shall be the later of the date the Agreement is executed by the Company or the eighth (8th) day after Employee has executed and returned it to the Company.
8.    Employee (on Employee’s own behalf and on behalf of Employee’s agents, assigns, heirs, executors, and administrators) hereby releases and discharges Company, its parent corporations, affiliates, subsidiaries, owners, officers, directors, attorneys, agents, successors and assigns (collectively, “Company Released Parties”) from any claim, demand, action, or cause of action, known or unknown, which arose at any time up to the date Employee signs this Agreement relating to, arising out of, or in any way connected with the Employee’s employment with the Company or the ending of that employment (collectively, “Released Claims”), and waives all rights relating to, arising out of, or in any way connected with any Released Claim, including, without limitation, any claim, demand, action, cause of action or right based on but not limited to: (a) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; (b) the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq; (c) the Civil Rights Act of 1866, as reenacted, 42 U.S. C. Section 1981; (d) the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq.; (e) Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq., as amended; (f) the Employee Retirement Income Security Act, 29 U.S.C. §1001, et seq., as amended; (g) the Older Workers Benefit Protection Act (“OWBPA”), as amended; (h) a civil rights act of any state, including the Florida Civil Rights Act of 1992, Chapter 760, Fla. Stat., as amended; (i) the Fair Labor Standards Act of 1938 (“FLSA”), as amended, 29 U.S.C. § 201, et seq., or any other wage law; (j) any existing employment agreement (including any claim to any payment or other benefit provided for in Section 9 (a) or (c) of the Employment Agreement) or potential entitlement under any Company program or plan; and (k) any duty or other employment-related obligation arising under the law of contract, tort or from any other type of statute, law or public policy including, but not limited to, section 440.205 of the Florida Statutes. This is intended to be as complete a waiver as possible of all claims against any of the Company Released Parties through the date Employee signs this Agreement except as set forth herein. This waiver is effective only as to those claims that may properly be waived in this manner and does not apply to any claim for a breach of this Agreement.
Nothing in this Agreement shall be construed to prevent Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, or any similar state or local agency, or from participating in or cooperating with any investigation conducted by the Equal Employment Commission or similar agency. Employee waives the right to monetary damages or other individual legal or equitable relief awarded in relation to any such charge against the Company. Employee agrees that, prior to payment or vesting of amounts due under Section 4 above, he will, at the Company’s request, provide an update of the waiver in this Section 8 effective through the date of payment or vesting.
9.    With respect to Released Claims, Employee waives the right to money damages or other legal or equitable relief awarded by a governmental agency or court related to any claim filed against the Company or any Company Released Party. Employee further agrees, with respect to Released Claims, to withdraw any charge or claim for damages that have or may have been filed before any local, state or federal agency relating in any way to the Company or a Company Released Party, except as to any claim for unemployment compensation, workers’ compensation or other related benefits. Further, nothing in this Agreement will be deemed to waive any rights or claims that Employee may have against the Company or its affiliates with respect to this Agreement or to any vested welfare or retirement plan benefits that Employee may have in connection with his employment by the Company or its affiliates. In addition, the Company agrees to indemnify Employee in the manner provided in, and in accordnance with Article Five of the Company’s Bylaws for any actions taken, or failures to act by the Employee as a Corporate Executive Vice President or as an officer or director of any affiliate of the Company, on or prior to the Termination Date. Notwithstanding Section 8 above, the Employee does not waive under this Agreement any existing right that he has to be indemnified by the Company or any of its affiliates
10.    Employee agrees to keep the terms of this Agreement confidential and will not disclose any information concerning it to anyone except Employee’s spouse, tax advisor, legal counsel, or anyone required by law to know the contents of the Agreement, provided that Employee first secures that person’s agreement to comply with this confidentiality covenant and not disclose further any information concerning the Agreement. Notwithstanding the foregoing, Employee will be permitted to disclose this Agreement in connection with any proceeding seeking to enforce the terms hereof. Further, Employee will be permitted to disclose his continuing obligations to the Company in connection with him seeking future employment or other services relationships.
11.    Representations and Warranties.
a)    Employee affirms that Employee has complied with the provisions of his Employment Agreement and Company policy with respect to Confidential Information of Company or its affiliates.

b)    The Company represents and warrants that: (i) the execution, delivery and performance by the Company of this Agreement are within its corporate powers, (ii) this Agreement has been duly authorized, as necessary, by the Compensation Committee of the Board of Directors and (iii) this Agreement has been duly executed and delivered by the Company and is its legal, valid and binding obligation, enforceable against the Company in accordance with its terms.
12.    This Agreement sets forth the complete agreement between the parties relating to the compensation, wages, bonuses, leaves, commissions, and/or benefits to which Employee is entitled by execution of the Employment Agreement (as amended).
13.    All terms utilized in this Agreement and not defined herein have the meaning given to them by the Employment Agreement. Employee acknowledges and agrees that, in signing this Agreement, Employee does not rely and has not relied upon any representations or statements by the Company or its representative with regard to the subject matter, basis, or effect of this Agreement that are not specifically set forth in this Agreement or the Employment Agreement.
14.    This Agreement shall not be construed as an admission of liability or wrong‑doing by either party, but is entered into in an effort to sever the parties’ employment relationship on an amicable basis.
15.    This Agreement shall be interpreted, construed, and governed by the laws of the State of Florida, regardless of its place of execution or performance, without regard to internal principles relating to conflict of laws. The parties agree that any cause of action arising between the parties regarding this Agreement shall be brought only in a state or federal court of competent jurisdiction in the State of Florida.
16.    The Company and Employee have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof shall arise favoring or disfavoring either the Company or Employee by virtue of the authorship of any of the provisions of this Agreement.
17.    If there is a conflict between this Agreement and any present or future law, the part that is affected shall be curtailed only to the extent necessary to bring it within the requirements of that law.
18.    EMPLOYEE IS ADVISED AND UNDERSTANDS THAT EMPLOYEE HAS UP TO TWENTY ONE (21) CALENDAR DAYS TO CONSIDER THIS SEVERANCE AGREEMENT AND RELEASE.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS SEVERANCE AGREEMENT AND RELEASE. EMPLOYEE MAY REVOKE THIS SEVERANCE AGREEMENT AND RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT BY PROVIDING A WRITTEN REVOCATION TO:

Marc Mayo

Chief Legal Officer
601 Riverside Avenue
Jacksonville, FL 32204
Marc.mayo@fisglobal.com

WHICH STATES, "I HEREBY REVOKE MY ACCEPTANCE OF OUR SEVERANCE AGREEMENT AND RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED, MAILED, SENT VIA OVERNIGHT COURIER OR FAXED TO THE ABOVE INDIVIDUAL AT THE ABOVE ADDRESS OR FAX NUMBER. IF MAILED, IT MUST BE POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNED THIS SEVERANCE AGREEMENT AND RELEASE.
19.    Assignment, Amendment.  Save where otherwise stated herein, neither party may assign any of its rights or obligations under this letter agreement, unless the other party expressly agrees in writing to such assignment.  No amendment of this Agreement will be effective unless the same is in writing and signed by the Company and Employee.
20.    Addresses.  All notices and other communications provided for hereunder will be in writing and sent by courier or email, if to the Chief Legal Officer of the Company, at the address set forth above (always with a copy by email to Marc.Mayo@FISGlobal.com), and if to Employee, at his address at 4404 McGirts Blvd, Jacksonville, FL 32210, or, as to either party, at such other address as is designated by such party in a written notice to the other party.  All such notices and other communications will be deemed delivered, when couriered, one business day after delivery to the courier service.
21.    Counterparts.  This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart. Transmission by fax or email of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.
22.    Severability.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law, the Company and Employee agree that such invalidity or unenforceability will not impair the validity or enforceability of any other provision hereof.
23.    Section 409A. The payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payment under this Agreement is subject to the requirements of Section 409A, then, with respect to such payment, this Agreement will be interpreted to the maximum extent permitted by law in a manner to comply with the requirements of Section 409A. Notwithstanding any other provision of this Agreement, payments under this Agreement that are subject to the requirements of Section 409A may only be provided upon an event and in a manner that complies with Section 409A. Section 25(b) of the Employment Agreement (including the provision requiring that certain payments to “specified employees” be delayed six months) is expressly incorporated into this Agreement.

IN WITNESS WHEREOF, each party has signed this Severance Agreement and Release on the date shown next to its signature below.

[signature page follows]

FIDELITY NATIONAL INFORMATION SERVICES, INC.
Date:	February 2, 2018	By:	/s/ Gary A. Norcross
Gary A. Norcross
Chief Executive Officer

Date:	February 2, 2018		Michael P. Oates
/s/ Michael P. Oates